    As filed with the Securities and Exchange Commission on April 16, 1997.
                                                      Registration No. 333-19105

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                AMENDMENT NO. 6

                                       TO
                                    FORM S-3

                                  ------------

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ------------

                          SOUTHERN MINERAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                NEVADA                                36-2068676
    (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)                Identification No.)

                             500 DALLAS, SUITE 2800
                              HOUSTON, TEXAS 77002
                                 (713) 658-9444
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                        STEVEN H. MIKEL                                         With copies to:
                  500 DALLAS, SUITE 2800                                         NORA J. DOBIN
                   HOUSTON, TEXAS 77002                                     PORTER & HEDGES, L.L.P.
                      (713) 658-9444                                       700 LOUISIANA, SUITE 3500
(Name, address, including zip code, and telephone number,                  HOUSTON, TEXAS 77002-2764
        including area code, of agent for service)                              (713) 226-0600

                                  ------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                  ------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

         THIS FORM S-3 REGISTRATION STATEMENT NO. 333-19105 REGISTERS 3,415,000 SHARES OF COMMON STOCK FOR WHICH THE REGISTRATION FEES PREVIOUSLY WERE PAID. PURSUANT TO THE PROVISIONS OF RULE 429 OF THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO 2,680,297 SHARES OF COMMON STOCK COVERED BY THE REGISTRANT'S FORM S-3 REGISTRATION STATEMENT NO. 33-60583. THE PREVIOUSLY FILED FORM S-3 NO. 33-60583 REGISTERED 3,062,797 SHARES OF COMMON STOCK FOR WHICH THE REGISTRATION FEES PREVIOUSLY WERE PAID AND OF WHICH 382,500 SHARES HAVE BEEN SOLD.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



PROSPECTUS           SUBJECT TO COMPLETION, DATED APRIL 16, 1997




                                6,095,297 SHARES

                          SOUTHERN MINERAL CORPORATION

                                  COMMON STOCK

                                  ------------

      The shares of common stock offered hereby are shares of common stock, par value $.01 per share ("Common Stock"), of Southern Mineral Corporation, a Nevada corporation (the "Company"), owned by certain stockholders of the Company. See "Selling Stockholders" and "Description of Securities." The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.


      The Company's Common Stock trades on the NASDAQ SmallCap Market under the symbol "SMIN." On April 15, 1997, the reported closing sale price of the Common Stock on the NASDAQ SmallCap Market was $4.50 per share.


      The Common Stock may be offered and sold from time to time by Selling Stockholders through brokers or to dealers or directly to one or more purchasers in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The Selling Stockholders and brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended ("Securities Act"), in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act. Although each Selling Stockholder may sell all or a portion of the shares of Common Stock offered hereby, no Selling Stockholder is required to make any such sale. See "Plan of Distribution" for further information concerning the plan of distribution of the Common Stock.

      The expenses of this offering are estimated at $80,000, of which 80.6% will be paid by the Company and 9.7% will be paid by each of selling stockholders Gary L. Chitty and Thomas J. McMinn.

      PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS."

                                  ------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------





               THE DATE OF THIS PROSPECTUS IS APRIL    , 1997.

         This Prospectus contains or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts so included in this Prospectus including, without limitation, statements regarding the Company's business strategy, plans, objectives and beliefs of management for future operations are forward-looking statements. Although the Company believes the expectations and beliefs reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are discussed herein under the caption "Risk Factors" and in the Company's Annual Report on Form 10-KSB incorporated herein by reference under the captions "Description of Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and may be discussed in subsequently filed reports incorporated herein by reference.


                             AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the Exhibits thereto. Statements contained in this Prospectus (or in any document incorporated by reference into this Prospectus) as to the contents of any contract or other document referred to herein (or therein) are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

      The Company provides its security holders an annual report containing audited financial statements for the fiscal year covered thereby. Such report usually is provided within 120 days after the end of the Company's most recent fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      Each of the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1996, Form 8-K dated April 10, 1997, and Form 8-K dated April 16, 1997 are hereby incorporated herein by reference.


      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus, in any supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report on Form 10-K or Form 10-KSB, as the case may be, will be promptly furnished, without charge, upon written or oral request. All such requests should be directed to Southern Mineral Corporation, 500 Dallas, Suite 2800, Houston, Texas 77002, Attention: Corporate Secretary, telephone number (713) 658-9444.

                              THE COMPANY

      Southern Mineral Corporation, a Nevada corporation (the "Company"), is an independent oil and gas company engaged in the acquisition, exploitation, exploration and operation of oil and gas properties, primarily along the Gulf Coast, the Mid- continent and in Canada, with a primary focus on the Gulf Coast Basin, both onshore and offshore. The Company's business strategy is to increase reserves and shareholder value through a balanced program of acquisitions, exploitation and controlled risk exploration. In addition to oil and gas leasehold interests, the Company owns fee interests in the oil and gas under some 665,148 gross surface acres (comprising some 346,760 net mineral acres) in Mississippi, Texas and New Mexico. The Company has no current development or other plans with respect to these fee interests other than leasing them to third parties for exploration and development.

      The Company's executive offices are located at 500 Dallas, Suite 2800, Houston, Texas 77002, telephone number (713) 658-9444.

                                  RISK FACTORS

      Prospective purchasers should carefully consider the following factors.

HISTORICAL LOSSES

      The Company had income (pre-tax) of $3,113,000 for the fiscal year ended December 31, 1996. The Company incurred losses (pre-tax) of $1,312,000, $1,531,000, $881,000, $3,691,000 and $128,000 for each of its fiscal years ended
December 31, 1991, 1992, 1993, 1994 and 1995, respectively. Although management expects the Company to again be profitable in fiscal 1997, no assurance can be made that the Company will operate profitably in the future. The likelihood of the Company's future profitability must be considered in light of the business and operating risks, expenses, difficulties, and delays frequently encountered in connection with the oil and gas acquisition, exploration, development and production business in which the Company is engaged.

REPLACEMENT OF RESERVES

      The Company must continually acquire, explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful reserve acquisitions or drilling operations, the Company's assets, properties and revenues will continue to decline.

ACQUISITION RISKS

      Until such time as an oil and gas exploration company acquires leases covering its "prospects," its prospects are geological ideas rather than recordable title interests in real property and are subject to prior lease in whole or in part by others. Although the Company is actively engaged in evaluating and negotiating reserve acquisition opportunities, there can be no assurance that the Company will be successful in acquiring any additional material property interests. The rate at which the Company is able to sustain any future growth may be limited to the extent that it requires and is unable to obtain suitable financing or timely expand its existing staff and operating capabilities. The business of purchasing producing oil and gas properties is an inherently speculative activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on various assumptions and subjective judgments that are speculative. If the Company over-estimates the potential oil and gas reserves of a property to be acquired or if subsequent operations on the property are unsuccessful, then acquisition of the property could result in substantial losses to the Company.

UNCERTAINTY OF RESERVE ESTIMATES AND FUTURE NET CASH FLOWS

      The Company's property acquisition activities are based in part on available geological, geophysical, production and engineering data, the extent, quality and reliability of which varies. Oil and gas reserve estimates and the discounted present value estimates associated therewith are based on numerous engineering, geological and operational assumptions that generally are derived from limited data. Common assumptions include such matters as the areal extent and average thickness of a particular reservoir, the average porosity and permeability of the reservoir, the anticipated future production from existing and future wells, future development and production costs, and the ultimate hydrocarbon recovery percentage. In addition, estimates of reserve quantities and future net cash flows and the present value thereof typically are based on period- ended prices and costs which may be materially different than actual prices and costs. As a result, oil and gas reserve estimates and the discounted net present value estimates associated therewith frequently are revised in subsequent periods to reflect actual prices and production data obtained after the date of the original estimate. Actual oil and gas production may vary considerably from anticipated results. If reserve estimates are inaccurate, production rates may decline more rapidly than anticipated and future production revenues may be less than anticipated. Moreover, significant downward revision of reserve estimates may adversely affect the Company's ability to borrow or have an adverse impact on other financing arrangements. Further, if the estimates of quantities, prices and costs prove inaccurate, the Company is unsuccessful in expanding its oil and gas reserve base, and/or declines in oil and gas prices occur, then writedowns in the capitalized costs associated with the Company's oil and gas assets may be required. Different reserve engineers may make different estimates of reserve quantities and cash flow from the same available data.

NEED FOR ADDITIONAL CAPITAL


      The oil and gas industry is capital intensive. The Company's ability to expand its reserve base is dependent upon the availability of internally generated cash flow and financing alternatives. Such financing may consist of bank or other commercial debt, forward sales of production, equity or debt securities or any combination thereof. As of the date of this prospectus, the Company has available to borrow $14,800,000 of its $16,800,000 revolving line of credit with a commercial bank. This credit facility is secured by substantially all of the Company's oil and gas assets. In connection with the Company's payoff in December 1996 of a term note to the bank with funds from this revolving facility, the revolving line was increased to $18,000,000, with the borrowing base commitment decreasing by $300,000 per month beginning January 1997, and the Company's interest rate choice between floating prime and a LIBOR-based rate changed by reducing the LIBOR rate option to LIBOR plus two and one-quarter percent. There can be no assurance that the Company will be successful in obtaining additional financing if and when required. Any substantial alteration or increase in the Company's capitalization through the issuance of debt or equity securities or otherwise may significantly increase the leverage and decrease the financial flexibility of the Company. Due to uncertainties respecting the availability of suitable properties, purchase terms, and other matters associated with any purchase of such properties, the Company is unable to estimate the amount of any financing that it may need to acquire and develop additional properties. If the Company is unable to obtain such financing if and when needed, it will be forced to curtail its contemplated property acquisition and development activities, and to finance its business activities with only such internally generated funds as may then be available.


EXPLORATORY DRILLING ACTIVITIES

      Exploratory drilling involves a high degree of financial and operating risk, including the risk that no commercially productive natural gas and oil reservoirs will be encountered. The cost of drilling, completing and operating exploratory and development wells often is uncertain. Drilling operations may be curtailed, delayed or canceled as a result of many factors, including unexpected formations and drilling conditions, pressure or mechanical irregularities in formations, equipment failures or accidents, as well as title problems, weather conditions, compliance with governmental requirements, shortages or delays in the delivery of equipment, and financial instability of well operators, major working interest owners and well servicing companies. The Company is dependent upon the operator of wells which are not operated by the Company to properly conduct leasing, drilling and completion activities. The operator's failure to properly perform could adversely affect the Company. The Company's decision to participate in the drilling of exploratory wells and, ultimately, the success of the Company's participation depends largely on the results of seismic survey data and other geological and geophysical data. The acquisition and interpretation of such data involves subjective professional judgment. Therefore, reliance of such data and interpretations poses the risk that a decision to participate in the drilling of a well may be founded on incorrect data, erroneous interpretations of data, or both.

PRICE VOLATILITY

      The revenues generated by the Company are highly dependent upon the prices of oil and gas. Market conditions make it difficult to estimate future prices of oil and natural gas. In the past, the Company's average annual sales price for oil and natural gas has been erratic, and it is likely that oil and gas prices will continue to fluctuate in the future. Various factors beyond the Company's control affect prices of oil and natural gas, including worldwide and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries (OPEC) to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls.

MARKETING RISKS

      The availability of a ready market for the Company's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of the Company's natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area. New oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed. The Company's business will always be subject to these types of risks.

OPERATING HAZARDS AND UNINSURED RISKS

      The Company's operations are subject to all of the risks incident to exploration for and production of oil and gas, including blow-outs, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. The Company's insurance may not fully cover certain of these risks and the occurrence of a significant event not fully insured against could have a material adverse effect on the Company's financial position.

CANADIAN CURRENCY RISKS

      Approximately 30% of the Company's revenues during the year ended December 31, 1996 were derived from Canadian properties acquired in December 1995. The costs and revenues associated with the Company's Canadian operations are denominated in Canadian dollars. The Company records its transactions and prepares its financial statements in U.S. dollars. Fluctuations in the value of the two currencies may cause currency translations losses for the Company or reduced revenues and earnings, or both, with respect to its Canadian operations. The Company cannot predict the effect of exchange rate fluctuations upon future operating results.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL RISKS

      Exploring for, producing and selling oil and gas are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, the clean-up of well sites, and various other matters, including taxes. Laws and regulations protecting the environment are stringent and may in certain circumstances impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of operations or conditions caused by others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. An increase in federal, state or local production or property taxes, the modification of existing laws or regulations or the adoption of new laws or regulations relating to environmental matters could have a material adverse effect on the Company's operations.

COMPETITION

      The oil and gas industry is highly competitive in many respects, including identification of attractive oil and gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, the Company competes with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with more experience. Many other oil and gas companies in the industry have financial resources, personnel and facilities substantially greater than those of the Company and there can be no assurance that the Company can compete effectively with these larger entities.

DEPENDENCE ON KEY PERSONNEL

      The loss of the services of any of the Company's executive officers may adversely affect the Company's business. The Company carries no key-man insurance on any of its executive officers.

DIVIDENDS

      The Company does not currently pay cash dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company's existing bank financing restricts, and its future financing arrangements may restrict the payment of such dividends. See "Description of Securities--Common Stock."

CONCENTRATION OF OWNERSHIP

      The Company's directors and officers currently beneficially own approximately 36% of the Company's outstanding Common Stock. Accordingly, if these stockholders voted together, they could control or significantly influence the election of the Company's directors and other matters requiring action by its stockholders.

SHARES ELIGIBLE FOR FUTURE SALE


      The Common Stock presently owned by the Company's directors and officers generally is currently freely tradeable, subject in certain instances to Securities Act Rule 144 volume limitations. Upon initial effectiveness of the registration statement of which this prospectus is a part, there are effective Securities Act shelf registrations (exclusive of registrations on Form S-8) covering the resale by a relatively small number of stockholders of up to approximately 61% of outstanding Common Stock, assuming exercise of presently exercisable options and warrants underlying Common Stock covered thereby. No prediction may be made as to the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price for Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception of the availability of shares for sale, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.


NEVADA TAKEOVER STATUTE

      Provisions of Nevada law requiring disinterested director or stockholder approval of certain business combinations between the Company and holders of 10% or more of its voting securities could have the effect of delaying, deferring, or preventing a change in control of the Company, and make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Securities--Certain Provisions of Charter Documents and Nevada Law."

LIMITATION OF MANAGEMENT LIABILITY

      As permitted by Nevada law, the Company's Amended and Restated Articles of Incorporation allow the Company and its stockholders only equitable remedies for most breaches of fiduciary duty by its directors and officers. Elimination of monetary damages as a remedy may discourage litigation against the Company's directors and officers for such breaches. In addition, equitable remedies may be ineffective in situations where the only remedy is to enjoin an act or omission which already has occurred, possibly leaving the Company and its stockholders with no effective remedy against the subject directors or officers. See "Description of Securities--Certain Provisions of Charter Documents and Nevada Law."

                              SELLING STOCKHOLDERS

      The following table sets forth certain information concerning the Selling
Stockholders:

                                                     SHARES          SHARES TO       SHARES TO        PERCENT OF
             NAME AND ADDRESS                        OWNED            BE SOLD         BE OWNED          CLASS
-----------------------------------------------      -------         --------        ---------        ----------
Trinity Capital of Jacksonville, Inc.(2) ......      125,000         125,000(1)(2)      None             0
   1620 Independent Square
   Jacksonville, FL 32202
Blue Ridge Limited Partnership(3) .............      250,000         250,000(1)         None             0
   c/o Blue Ridge Capital
   630 Fifth Avenue, #3225
   New York, NY 10111
Microcap Partners Limited Partnership(4) ......       60,000          60,000(1)         None             0
Tonga Partners L.P.(4) ........................       40,000          40,000(1)         None             0
   c/o Cannell Capital Management
   750 Battery Street, #1620
   San Francisco, CA 94111

                                                               SHARES         SHARES TO     SHARES TO        PERCENT OF
                NAME AND ADDRESS                               OWNED           BE SOLD       BE OWNED          CLASS
------------------------------------------------------------   ------         ---------     ---------        ----------
Walden Management Corporation Pension Trust
FBO George Sarlo ...........................................   50,000          50,000(1)        None             0
   George Sarlo, Trustee
   750 Battery Street, #700
   San Francisco, CA 94111
Warburg, Pincus Counsellors, Inc.(5) .......................  235,500(5)       235,500(1)(5)    None             0
   466 Lexington Avenue, 10th Floor
   New York, NY 10017
Emanon Partners, L.P.(6) ...................................   52,700          52,700(1)        None             0
Abraxas Partners, Ltd.(6) ..................................    2,800           2,800(1)        None             0
   c/o Schaenen Fox Capital Management, LLC
   200 Park Avenue, #3900
   New York, NY 10166
Strong Quest Limited Partnership(7) ........................    2,500           2,500(1)        None             0
Strong Special Investment Limited Partnership(7) ...........   28,000          28,000(1)        None             0
   100 Heritage Reserve
   Menomonee Falls, WI 53051
Harbour Investments Ltd.(8) ................................  124,500         124,500(1)        None             0
   Hemisphere House
   9 Church Street
   Hamilton, HM 11 Bermuda
621 Partners, L.P.(9) ......................................  100,000         100,000(1)        None             0
   c/o Kirr, Marbach & Company, LLC
   621 Washington Street
   Columbus, IN 47202
North River Trading Company, LLC(10) .......................   50,000          50,000(1)        None             0
   c/o Northriver
   One State Street Plaza, 23rd Floor
   New York, NY 10004
StarVest Growth Fund Ltd.(11) ..............................  100,000         100,000(1)        None             0
   c/o Wafra Investment Advisory Group, Inc.
   9 West 57th Street, 38th Floor
   New York, NY 10019
Cox Living Trust, Dated 5/26/88 ............................   50,000          50,000(1)        None             0
   Fred B. Cox, Trustee
   1205 Labella Lane
   Box 237
   Big Arm, MT 59910-0237
Financial Institutions Retirement Fund(12) .................   50,000          50,000(1)        None             0
   108 Corporate Park Drive
   White Plains, NY 10604
Carillon Equity Portfolio of Carillon Fund, Inc.(13) .......  350,000         350,000(1)        None             0
   c/o Carillon Advisers, Inc.
   1876 Waycross Road
   Cincinnati, OH 45240

                                                                  SHARES         SHARES TO         SHARES TO       PERCENT OF
                        NAME AND ADDRESS                          OWNED          BE SOLD           BE OWNED          CLASS
------------------------------------------------------------      ------         ---------         ---------       ---------
Centennial Energy Partners, L.P.(14) ........................     296,000         296,000(1)         None             0
Tercentennial Energy Partners, L.P.(14) .....................     148,000         148,000(1)         None             0
   c/o Centennial
   900 Third Avenue, #1801
   New York, NY 10022
ELL & CO f/b/o AT&T Investment Management Corp.(15) .........     185,000         185,000(1)         None             0
   c/o Kennedy Capital Management, Inc.
   10829 Olive Road, First Floor
   St. Louis, MO 63141-7739
Harris Bank Winnetka, Co-Trustee(16) ........................     565,917(16)(17)  50,000(1)(16)   515,917(17)      5.7%
   520 Green Bay Road
   Winnetka, IL 60093
Putnam Capital Appreciation Fund(18) ........................     100,000         100,000(1)         None             0
   One Post Office Square
   Boston, MA 02109
Graham R. Smith .............................................      25,000          25,000(1)         None             0
   396 Waverly Road
   Proctor, AR 72376
EnCap Investments L.C.(19) ..................................      45,000(20)      45,000(20)        None             0
   1100 Louisiana, #3150
   Houston, TX 77002
Morgan Keegan & Company, Inc.(21) ...........................     120,000(1)(22)  120,000(1)(22)     None             0
   Fifty Front Street
   Memphis, TN 38103
Gary L. Chitty ..............................................     389,500(23)     387,500(24)        2,000       Less than 1%
   4422 FM 1960 West, Suite 400
   Houston, TX 77068
Thomas J. McMinn ............................................     389,500(25)     387,500(24)        2,000       Less than 1%
   4422 FM 1960 West, Suite 400
   Houston, TX 77068
Venucot, Inc.(26) ...........................................     446,561         446,561(26)        None             0
B. Travis Basham(26) ........................................      67,246          62,246(26)        5,000       Less than 1%
   16414 San Pedro, Suite 340
   San Antonio, Texas 78232
Michmatt, Inc.(26) ..........................................     446,561         446,561(26)        None             0
Thomas R. Fuller(26) ........................................      68,246          62,246(26)        6,000       Less than 1%
   1111 Fannin, Suite 680
   Houston, Texas 77002
DHW Energy, Inc.(26) ........................................     464,061         464,061(26)        None             0
Donald H. Wiese, Jr.(26) ....................................      68,246          62,246(26)        6,000       Less than 1%
   1111 Fannin, Suite 680
   Houston, Texas 77002

                                                     SHARES          SHARES TO       SHARES TO     PERCENT OF
       NAME AND ADDRESS                              OWNED            BE SOLD        BE OWNED         CLASS
------------------------------------------           ------          ---------       ---------     ----------
Kona, Inc.(26) ............................          446,561         446,561(26)        None           0
Spencer L. Youngblood(26) .................           62,246          62,246(26)        None           0
   16414 San Pedro, Suite 340
   San Antonio, Texas 78232
L. Todd Gremillion(26) ....................           83,691          83,691(26)        None           0
   1900 Pennzoil Place - South Tower
   711 Louisiana
   Houston, Texas 77002
Steven H. Mikel(27) .......................          515,000         500,000(27)       15,000      Less than 1%
   500 Dallas, Suite 2800
   Houston, Texas 77002
Robert R. Hillery(28) .....................           57,774          43,878(28)       13,896      Less than 1%
   13131 Champions Drive, Suite 206
   Houston, Texas 77069


-----------------------

(1) These shares were acquired on December 23, 1996 in a private placement by the Company of 2,500,000 shares of Common Stock at a price of $4.50 per share or an aggregate $11,250,000 (the "Private Placement"). The sale was made in a private placement to institutional and accredited investors for which Morgan Keegan & Company, Inc. ("MKC") was the placement agent. Net proceeds to the Company were $10,687,500 after payment to the placement agent of a 5% fee of $562,500. As part of MKC's compensation for acting as placement agent, the Company issued to MKC a warrant exercisable for 120,000 shares of Common Stock at $4.50 per share until December 23, 2001, subject to certain anti-dilution adjustments. The Company agreed to file this registration statement to cover the resale of the shares of Common Stock sold in the private placement and underlying MKC's warrant. In connection therewith, the Company has agreed to indemnify the selling stockholders including MKC, and also to indemnify MKC in its capacity as placement agent, against certain liabilities under the federal securities laws, and to contribute to payments that they may be required to make in respect thereof.

(2) Includes 100,000 shares held by Trinity Fund, Ltd. and 25,000 shares held by Spirit Fund, Ltd. The general partners of both Trinity Fund, Ltd. and Spirit Fund, Ltd. are Trinity Capital of Jacksonville, Inc. ("TCJ") and Thad L. McNulty. Mr. McNulty is the sole director, president, and sole shareholder of TCJ.

(3) The general partner of Blue Ridge Limited Partnership is JAG Holdings, L.L.C which is controlled by John Griffin.

(4) The sole general partner of Microcap Partners Limited Partnership is MCP Capital Management, L.L.C. whose manager is Jeremy Crigler. J. Carlo Cannell d/b/a Cannell Capital Management is an investment advisor to Microcap Partners Limited Partnership and the sole general partner of Tonga Partners, L.P.

(5) Includes 176,625 shares held by Warburg, Pincus Trust-Small Company Growth Portfolio and 58,875 shares held by Warburg, Pincus Institutional Fund, Inc.-Small Company Growth Portfolio. John L. Furth, Lionel I. Pincus and John L. Vogelstein are directors of Warburg, Pincus Counsellors, Inc. which may be deemed to be controlled by Mr. Pincus as the managing partner of a parent company of Warburg, Pincus Counsellors, Inc.

(6) The general partner of Emanon Partners, L.P. is Naima Associates, LLC whose sole principals are Michael Schaenen and Christopher S. Fox. Abraxas Partners, Ltd. is an international business company domiciled in the Bahamas and administered in Ireland. Abraxas' investment manager is Schaenen Fox Capital Management, LLC whose sole principals are Messrs. Schaenen and Fox.

(7) The general partner of each of Strong Quest Limited Partnership and Strong Special Investment Limited Partnership is Strong Capital Management, Inc. which is controlled by Richard S. Strong.

(8) Harbour Investments Ltd. is a mutual fund company and wholly-owned subsidiary of Harbour Holdings, Ltd., both of which are incorporated in Bermuda. These entities are controlled by directors (and alternates) Bradley C. Tank, Christopher Wetherhill (Joseph Kelly), Richard S.L. Pearman (Anthony D. Whaley), Nicolas G. Trollope (Anthony D. Whaley), and officers Christopher Wetherhill, President and Treasurer; Joseph Kelly, Vice President; and T. W. Tucker Hall, Secretary.

(9) The general partner of 621 Partners, L.P. is Kirr, Marbach & Company, LLC whose members are David M. Kirr, Gregg T. Summerville, Mark D. Foster and Mickey Kim.

(10) The principals of North River Trading Company, LLC are Philip Gottlieb, Arielle Wolfson, Aaron Wolfson, Abraham Wolfson and Steve Schlam, its manager.

(11) StarVest Growth Fund Ltd. is controlled by Bader Al-Humaidhi, Chairman and Director; Yacoub Al-Muzaini, Deputy Chairman and Director; Mohamad W. Khouja, President; Anthony G. Barbuto, Vice President and Treasurer; Judith Collis, Director; David T. Smith, Director; and Margaret M. Moran, Secretary.

(12)      Financial Institutions Retirement Fund is a pension trust under
          Section 413(c) of the Internal Revenue Code of 1986, as amended, and its trustee is Bank of New York.

(13) The directors of Carillon Fund, Inc. are George M. Callard, M.D., George L. Clucas, Theodore H. Emmerich, James M. Ewell, Richard H. Finan, Jean Patrice, John H. Jacobs, Charles W. McMahon, and Harry Rossi, and its executive officers are George L. Clucas, President and Chief Executive Officer; Stephen R. Hatcher, Senior Vice President; John F. Labmeier, Vice President and Secretary; Thomas G. Knipper, Controller; Joseph A. Tucker, Treasurer; and John M. Lucas, Assistant Secretary.

(14) The general partners of Centennial Energy Partners, L.P. and Tercentennial Energy Partners, L.P. are Joseph H. Reich, Peter K. Seldin, G. Bryan Dutt and Tracy S. Nagler.

(15) Kennedy Capital Management, Inc. ("KCM") is Investment Manager for the AT&T Investment Management Corp. account. KCM's management is Gerald T. Kennedy, director, Chairman of the Board and President; Patricia A. Row, director, Vice President and Portfolio Manager; Richard E. Anderson, director, Executive Vice President and Chief Operating Officer; Charles A. Dill, director; and A. Nicholas Filippello, director.

(16)      Includes (i) 17,500 shares held by Loretta H. Howard T/U/W FBO Howell
          H. Howard, (ii) 17,500 shares held by Loretta H. Howard 1947 Trust FBO Howell H. Howard, (iii) 2,500 shares held by Loretta H. Howard 1947 Trust FBO Howell H. Howard Accumulation Fund, and (iv) 12,500 shares held by Mary Foss Trust FBO Mary Foss Howard. Harris Bank Winnetka is co-trustee of all four of these trusts, Howell H. Howard is co-trustee of the first three trusts and his spouse is co-trustee of the fourth trust. Co-trustees share voting and dispositive power over shares held in trust. Mr. Howard has been a director of the Company since 1960 and has served as Chairman of the Board of the Company since July 1981.

(17) Includes 172,796 shares held by Howell H. Howard, 329,133 shares held in trusts of which Mr. Howard is a co-trustee and shares voting and dispositive power, and 13,988 shares owned by Mr. Howard's wife.

(18) Putnam Capital Appreciation Fund is a business trust and a registered investment company. Its manager is Putnam Investment Management, Inc., a registered investment adviser.

(19)      The members of Encap Investments, L.C. are Eugene C.
          Fiedorek, David B. Miller, Gary R. Petersen, D. Martin
          Phillips and Robert L. Zorich.

(20) Includes 25,000 shares purchased in the Private Placement and 20,000 shares issued under a November 5, 1996 agreement between EnCap and the Company as a retainer for EnCap's efforts to target acquisition candidates for the Company. If and when the consideration paid by the Company for such acquisitions exceeds $5,000,000, the Company agreed to issue EnCap warrants exercisable for three years for 80,000 shares of Common Stock at an exercise price equal to the Common Stock's market price at the time the $5,000,000 threshold is exceeded.

(21)     Morgan Keegan & Company, Inc. is a wholly-owned subsidiary of
         Morgan Keegan, Inc., a publicly-held corporation whose directors and officers are Allen B. Morgan, Jr., Chairman, John W. Stokes, Jr., Vice-Chairman, G. Douglas Edwards, C. David Ramsey, Joseph C. Weller, Terry C. Graves and James H. Ganier.

(22) Issuable upon exercise of a presently exercisable warrant. See note (1) above.

(23) Includes 300,000 shares issuable upon exercise of presently exercisable warrants, and 2,000 shares owned by G & T Interests, Inc., a corporation 50% of the voting securities of which are beneficially owned by Mr. Chitty and of which he is a director and President. The warrants may be exercised until January 5, 2001 at $2.00 per share. See note (24) below.

(24) These shares were acquired on January 5, 1996 pursuant to a Subscription Agreement and Assumption of Obligations between the Company and Messrs. Chitty and McMinn ("Subscription Agreement"). Each of Messrs. Chitty and McMinn is a director, executive officer and beneficial owner of 50% of the outstanding equity securities of Diasu Oil & Gas Co., Inc., a Texas corporation ("Diasu") principally engaged in the exploration and production of oil and gas. On January 5, 1996, Diasu and the Company entered into an Option Agreement granting the Company an option to participate as an investor in any oil and gas exploration and development projects proposed by Diasu or its affiliates during following the 24-month period (the "Option Agreement"). Pursuant to the Subscription Agreement, each of Messrs. Chitty and McMinn agreed to cause Diasu to honor its obligations under the Option Agreement and to make the Option Agreement applicable to any oil and gas prospects that either of Messrs. Chitty or McMinn and certain of their affiliates might pursue. In consideration for the Company's rights under the Subscription Agreement, the Company issued each of Messrs. Chitty and McMinn 87,500 shares of Common Stock and a presently exercisable warrant for 200,000 shares of Common Stock (collectively, the "First Warrants"). Pursuant to the Option Agreement, the Company issued Diasu warrants exercisable for 200,000 shares of Common Stock (the "Second Warrants"). Diasu subsequently transferred a Second Warrant exercisable for 100,000 shares to each of Messrs. Chitty and McMinn. Each of the First Warrants and Second Warrants may be exercised until January 5, 2001 at $2.00 per share and are subject to certain anti-dilution adjustments. The Company negotiated the $2.00 per share exercise price of these warrants to be at a premium of the average last sale price for the Common Stock on the NASDAQ SmallCap Market on January 2, 3 and 4, 1996 of $1.5625 per share. The Company agreed to register the resale of shares of Common Stock actually issued to Messrs. Chitty and McMinn under the Subscription Agreement and upon exercise of the First Warrants and Second Warrants, and in connection therewith, the Company agreed to indemnify them against certain liabilities, including liabilities under the federal securities laws, and to contribute to payments that they may be required to make in respect thereof. In consideration for including in the registration statement of which this prospectus is a part the 300,000 shares of Common Stock issuable to each of Messrs. Chitty and McMinn upon exercise of his First Warrant and Second Warrant, they each have agreed
         (i) to bear 9.7% (or an aggregate 19.4%) of the expenses of the offering covered by such registration statement and (ii) not to sell more than 12,500 (or an aggregate 25,000) shares of Common Stock under such registration statement before the earlier of October 1, 1997 or a "change of control" (meaning the occurrence of: (i) any "person" (as defined in Section 3(a)(9) and used in Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations thereunder) becomes the "beneficial owner" (as defined in Exchange Act Rule 13d-3) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, or (ii) as a result of, or in connection with a contested election of directors of the Company, the persons who were directors of the Company before such election cease to constitute a majority of the Company's Board of Directors). Also on January 5, 1996, Diasu sold for $1,200,000 cash certain oil and gas properties to a limited partnership co-managed by the Company and Diasu whose sole limited partner was Torch Energy Finance Fund Limited Partnership I, whose general partner was Torch Energy Finance Company (collectively, "Torch"). On August 30, 1996, the Company purchased from Torch 100% of the limited partnership interest in the limited partnership for $3,000,000 cash, the limited partnership was dissolved and its oil and gas properties distributed to the Company and Diasu as follows: the Company and Diasu acquired an undivided 93% and 7% interest in the properties, respectively, except that the Company's interest in certain of the properties will decrease to 81.5% after the Company has recovered its costs of acquiring Torch's limited partnership interest.

(25) Includes 300,000 shares issuable upon exercise of presently exercisable warrants, and 2,000 shares owned by G & T Interests, Inc., a corporation 50% of the voting securities of which are beneficially owned by Mr. McMinn and of which he is a director and Vice President. The warrants may be exercised until January 5, 2001 at $2.00 per share. See note (24) above.

(26) These Selling Stockholders (the "DPC Stockholders") acquired these shares of Common Stock on April 6, 1995 pursuant to an Exchange Agreement, dated March 2, 1995, between SMC Production Co. (formerly named Diverse Production Co.), a Texas corporation ("DPC"), the DPC Stockholders in their capacity as DPC's shareholders, and the Company (the "Exchange Agreement"). Pursuant to the Exchange Agreement, the Company acquired all of DPC's outstanding capital stock in consideration for issuing to the DPC Stockholders an aggregate of 2,193,919 shares of Common Stock and options to acquire an additional 325,000 shares of Common Stock at any time before April 7, 2000 at an exercise price of $1.25 per share, subject to certain anti-dilution adjustments. The number of shares to be sold for each of these stockholders includes the following shares of Common Stock which may be acquired upon exercise of such options: Venucot, Inc.--69,576, Mr. Basham--7,924, Michmatt, Inc.--69,576, Mr. Fuller--7,924, DHW Energy, Inc.--69,576, Mr. Wiese--7,924, Kona, Inc.--69,576, Mr.
         Youngblood--7,924, and Mr. Gremillion--15,000. Venucot, Inc. is controlled by Mr. Basham; Michmatt, Inc. is controlled by Mr. Fuller; DHW Energy, Inc. is controlled by Mr. Weise; and Kona, Inc. is controlled by Mr. Youngblood. Each of Messrs. Basham, Fuller, Wiese and Youngblood became a director of the Company upon the April 6, 1995 consummation of the transactions contemplated by the Exchange Agreement and has been a director of the Company since then. DPC's primary asset is its 15% general partner interest in Diverse GP III, a Texas general partnership ("DGP III") which acquires, explores for, develops and produces oil and natural gas. DGP III's general partners other than DPC and their respective general partner interest in DGP III are Selling Stockholders Venucot, Inc. (20.659% interest), Michmatt, Inc. (20.367% interest), DHW Energy, Inc. (20.659% interest), Kona, Inc. (20.659% interest), and Mr. Gremillion (2.656% interest). As part of the transactions contemplated by the Exchange Agreement, the Company agreed to register under the Securities Act the resale of Common Stock acquired by the DPC Stockholders pursuant thereto. In connection therewith, the Company and the DPC Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

(27) These shares were issued or are issuable to Mr. Mikel in connection with his acceptance of the Company's offer of employment in December 1994. On December 28, 1994, the Company granted Mr. Mikel an option exercisable for 450,000 shares of Common Stock at $1.00 per share through December 28, 2004, subject to certain anti-dilution adjustments. The Company sold Mr. Mikel an additional 50,000 shares of Common Stock at $.75 per share on January 3, 1995. The average of the high and low trade prices of a share of Common Stock as reported on the NASDAQ National Market System on December 28, 1994 was $.594; the high price per share so reported on January 3, 1995 was $.75. Mr. Mikel has been President and Chief Executive Officer of the Company since January 1, 1995, and a director of the Company since February 1995.

(28) Includes 43,878 shares issuable upon exercise of an option at $1.00 per share at any time through April 6, 2000, subject to certain anti-dilution adjustments. The option was granted to Mr. Hillery in April 1995 in connection with his efforts in initiating the transactions contemplated by the Exchange Agreement. The last sale price for the Common Stock on the NASDAQ SmallCap Market on April 5, 1995 was $.9375 per share. Mr. Hillery has been a director of the Company since May 1993.


                                 PLAN OF DISTRIBUTION

      All or part of the Common Stock offered hereby may be sold by the Selling Stockholders from time to time on the NASDAQ SmallCap Market or otherwise at prices current at the time of sale or at prices related to such market prices, either directly or through brokers or to dealers, to the extent that such prices are obtainable and satisfactory to the Selling Stockholders. It is anticipated that any commissions with respect to such sales will not exceed regular brokerage commissions. The Selling Stockholders, and brokers executing selling orders on behalf of the Selling Stockholders and dealers to whom the Selling Stockholders may sell, may be deemed "underwriters" within the meaning of the Securities Act. Any profit represented by the excess of the selling price over the cost of the shares sold in the case of dealers, or any commission received in the case of brokers, may be deemed to be underwriting discounts or commissions under the Securities Act.

      The Selling Stockholders may sell all or part of the Common Stock offered hereby pursuant to Rule 144 under the Securities Act.

                               DESCRIPTION OF SECURITIES

COMMON STOCK


      The Company's authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share, of which as of March 31, 1997, 9,100,832 shares were issued and outstanding and 2,213,565 shares were reserved for issuance upon exercise of outstanding options and warrants and for issuance under the Company's various stock option and compensation plans. Outstanding shares of Common Stock are, and shares of Common Stock offered hereby when issued and paid for will be, fully paid and nonassessable.


      Holders of Common Stock are entitled to receive dividends, if, as and when declared by the board of directors out of funds legally available therefor, and are entitled on liquidation to share ratably in all assets of the Company remaining after the payment of liabilities. Since 1994, the Company has reinvested any earnings in its business and, accordingly, has not paid any dividends on its Common Stock. Although the Company intends to continue to invest any future earnings in its business, it may determine to pay cash dividends in the future. The Company's ability to declare and pay any such dividends would depend upon, among other things, the earnings and financial condition of the Company, and restrictive provisions of any financing arrangements to which the Company may be subject from time to time. The Company's current bank financing restricts payment of dividends.

      Each share of Common Stock has one vote on all matters presented to the stockholders. A majority of issued and outstanding shares of Common Stock entitled to vote and represented at a stockholders meeting in person or by proxy constitutes a quorum for the transaction of business. The affirmative vote of a majority of shares present and entitled to vote at a meeting at which a quorum is present generally will constitute stockholder action. Certain fundamental corporate changes such as amending the articles of incorporation, a merger or a disposition of all of the Company's assets, require the approval of a majority of outstanding shares entitled to vote thereon. Directors are elected by a plurality of votes cast by stockholders entitled to vote therefor. Since the Common Stock does not have cumulative voting rights, holders of more than 50% of the shares present and entitled to vote for directors at a meeting at which a quorum is present may, if they choose to do so, elect all of the directors and, in that event, the holders of the remaining shares will not be able to elect any directors.

      Under Nevada law, since the Company's articles of incorporation do not deny preemptive rights, holders of Common Stock have preemptive rights to acquire unissued shares, treasury shares or securities convertible into such shares EXCEPT with respect to (i) shares issued to directors, officers or employees pursuant to approval by the affirmative vote of the holders of a majority of the shares entitled to vote or when authorized by a plan approved by such a vote of shareholders, (ii) shares sold for a consideration other than cash, (iii) shares issued at the same time that the shareholder who claims a preemptive right acquired his shares, (iv) shares issued as part of the same offering in which the shareholder who claims a preemptive right acquired his shares, (v) shares (or shares into which convertible securities may be converted) which upon issuance are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or (vi) shares of any class that is preferred or limited as to dividends or assets or to any obligations, unless convertible into Common Stock or carrying a right to subscribe to or acquire Common Stock. To the extent any preemptive right exists, it only is an opportunity to acquire shares or other securities upon such terms as the board of directors fixes for the purpose of providing a fair and reasonable opportunity for the exercise of such right. The Common Stock is registered under Section 12 of the Exchange Act and holders thereof will have no preemptive rights in respect of Common Stock issuances for so long as the Common Stock remains so registered.

      American Stock Transfer & Trust Company, New York, New York, is the transfer agent and registrar for the Common Stock.

CERTAIN PROVISIONS OF CHARTER DOCUMENTS AND NEVADA LAW

      Liability Limitation. As permitted by Section 78.037 of the General Corporation Law of Nevada (the "NGCL"), the Company's Amended and Restated Articles of Incorporation eliminate the liability of its directors and officers to the Company and its stockholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of distributions in violation of the NGCL. To the extent that this provision limits the remedies of the Company and its stockholders to equitable remedies, it might reduce the likelihood of derivative litigation and discourage the Company's management or stockholders from initiating litigation against its directors or officers for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of an act, such remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the Company and its stockholders would have no effective remedy against directors or officers.

      Indemnification. The Company's Bylaws make mandatory the indemnification permitted by the NGCL and the Company's Amended and Restated Articles of Incorporation. Accordingly, the Company generally must indemnify its directors, officers, employees and agents against liabilities and expenses to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      Nevada Takeover Statute. The Company is subject to provisions of the NGCL which generally restrict business combinations between the Company and those of its stockholders who beneficially own 10% or more of the voting power of its outstanding voting shares. The effect of these provisions is to permit friendly, negotiated transactions which are approved in advance by the Board of Directors while restricting a hostile acquiror's flexibility in acquiring the Company. The following discussion of these provisions is qualified in its entirety by reference to Nevada Revised Statutes 78.411 through 78.444 (collectively, the "Takeover Statute"). References to Sections are to sections of the Takeover Statute.

      Combinations covered by the Takeover Statute are identified in Section
78.416 and generally include transactions involving the Company's assets or securities. Section 78.438, subject to certain exceptions, prohibits the Company from engaging in any combination with any interested stockholder for three years after the interested stockholder's date of acquiring shares unless the combination or the purchase of shares made by the interested stockholder on such stockholder's date of acquiring shares is approved by the Board of Directors before that date.

      Further, Section 78.439 prohibits any combination with an interested stockholder following the expiration of three years after his date of acquiring shares unless the combination complies with the Company's articles of incorporation and either (i) the combination or the purchase of shares by the interested stockholder is approved by the Board of Directors before the stockholder's date of acquiring shares, or (ii) the combination is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder at a meeting called for that purpose no earlier than three years after the interested stockholder's date of acquiring shares, or (iii) the aggregate value of consideration to be received by the holders of the Common Stock and by the holders of any other class or series of shares satisfies certain standards specified in the Takeover Statute, the consideration to be received by the stockholders is distributed promptly and is in cash or the same form as the interested stockholder used to acquire the largest number of shares previously acquired by such stockholder, and except as specified in the statute, the interested stockholder has not become the beneficial owner of any additional voting shares of the Company after the date of acquiring shares and before the date of consummation of the combination.

      "Interested stockholder" is defined under Section 78.423 as any person (other than the Company or any of its subsidiaries) who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's outstanding voting shares, or any affiliate or associate of the Company who, at any time within three years immediately before the date in question, was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares.

                                        COUNSEL

      The validity of the Common Stock offered hereby has been passed upon for the Company by Porter & Hedges, L.L.P., Houston, Texas.

================================================================================

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS; ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY STATE WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.




                  TABLE OF CONTENTS

                                                 PAGE
Available Information............................   2
Incorporation of Certain Documents by
      Reference..................................   2
The Company......................................   3
Risk Factors.....................................   3
Selling Stockholders.............................   7
Plan of Distribution.............................  13
Description of Securities........................  13
Counsel..........................................  15


                 -------------------------


================================================================================


================================================================================



                                6,095,297 SHARES





                                SOUTHERN MINERAL

                                  CORPORATION






                                  COMMON STOCK











                      ------------------------------------

                              P R O S P E C T U S

                      ------------------------------------



                                APRIL    , 1997





================================================================================

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Registration Fee....... $  6,074
Legal Fees and Expenses...................................   34,500
Accounting Fees and Expenses..............................   25,000
Blue Sky and Related Expenses.............................    3,000
Printing Expenses.........................................   10,000
Miscellaneous.............................................    1,426
                                                           --------
      Total............................................... $ 80,000(1)
                                                           ========

---------------
(1) To be borne 80.6% by the Registrant and 9.7% by each of selling stockholders Gary L. Chitty and Thomas J. McMinn.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Ninth of Registrant's Amended and Restated Articles of Incorporation permits, and Article VII of Registrant's Bylaws contains indemnification provisions which make mandatory the indemnification permitted by Section 78.751 of the General Corporation Law of Nevada ("NGCL"). Accordingly, Registrant generally must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Registrant or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. However, with respect to an action or suit brought to obtain a judgment in Registrant's favor, whether by Registrant itself or derivatively by a stockholder, (i) such indemnification is limited to expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, and
(ii) indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to Registrant or for amounts paid in settlement to Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         In all cases, the person seeking indemnification must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, Registrant's best interests. In the case of criminal actions or proceedings, the person must also have had no reasonable cause to believe his conduct was unlawful. The determination as to whether a person seeking indemnification has met the required standard of conduct must be made by Registrant's stockholders, by a majority vote of a quorum of its disinterested directors, or by independent legal counsel in a written opinion if such a quorum does not exist or if the disinterested directors so direct.

         To the extent that a director, officer, employee or agent of Registrant has been successful on the merits or otherwise in defending any action, suit or proceeding for which indemnification is permissible under the NGCL, or in defending any claim, issue or matter therein, Registrant must, under both the NGCL and its Bylaws, indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. As permitted by the NGCL, Registrant's Bylaws require it to advance expenses which its officers and directors incur in defending any civil or criminal action, suit or proceeding upon receipt of an undertaking by him or on his behalf to repay such amounts if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by Registrant.

         The NGCL and Registrant's Bylaws provide that the indemnification and advancement of expenses authorized therein are not exclusive. Accordingly, Registrant could provide for other indemnification of its directors and officers acting in either or both of their official capacities or other capacities while holding office. However, excepting advancement of expenses and court-ordered indemnification explicitly provided for by the NGCL, the NGCL and Registrant's Bylaws prohibit Registrant from indemnifying any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         Consistent with Section 78.752 of the NGCL, Registrant's Bylaws empower it to procure and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Registrant, or at Registrant's request, of another entity, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, regardless of whether Registrant could indemnify him against such liability. Registrant has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Registrant, or that may arise out of their status as directors or officers of the Registrant, including liabilities under federal and state securities laws.

         As permitted by Section 78.037 of the NGCL, Registrant's Amended and Restated Articles of Incorporation eliminate the liability of its directors and officers to Registrant and its stockholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of distributions in violation of Section 78.300 of the NGCL. To the extent that this provision limits the remedies of Registrant and its stockholders to equitable remedies, it might reduce the likelihood of derivative litigation and discourage Registrant's management or stockholders from initiating litigation against its directors or officers for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of an action, such remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that Registrant and its stockholders would have no effective remedy against directors or officers.

         Registrant has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Registrant, or that may arise out of their status as directors or officers of the Registrant, including liabilities under the federal and state securities laws.

         The above discussion of the NGCL and Registrant's Amended and Restated Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by the NGCL and such Articles and Bylaws.

ITEM 16. EXHIBITS.


Exhibit
  No.        Description
-------      -----------
  5          Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.
 23.1        Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).
 23.2        Consent of Grant Thornton LLP (filed herewith).
 23.3        Consent of Netherland, Sewell & Associates, Inc.
 23.4        Consent of McDaniel & Associates Consultants Ltd.
 24          Powers of Attorney (included on signature page).
 99          Application and Affidavit Pursuant to Rule 437 under the
             Securities Act of 1933 regarding impracticability
             of obtaining written consent of Hedrick and Associates.

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                           (iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant under the Exchange Act.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 6 to its Registration Statement No. 333-19105 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 16th day of April 1997.

                                       SOUTHERN MINERAL CORPORATION



                                       By: /s/ Steven H. Mikel
                                           ------------------------------------
                                           Steven H. Mikel,
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 16th day of April 1997.


SIGNATURE                           TITLE



/s/ Steven H. Mikel*                Director, and
------------------------------      President and Chief Executive Officer
    Steven H. Mikel





/s/ James H. Price                  Vice President -- Finance and Treasurer
------------------------------      (principal financial and accounting officer)
    James H. Price

                                   SIGNATURE



/s/ B. Travis Basham*               Director
------------------------------
    B. Travis Basham



/s/ Thomas R. Fuller*               Director
------------------------------
    Thomas R. Fuller



/s/ Robert R. Hillery*              Director
------------------------------
    Robert R. Hillery



/s/ E. Ralph Hines, Jr.*            Director
------------------------------
    E. Ralph Hines, Jr.



/s/ Howell H. Howard*               Director and Chairman of the Board
------------------------------
    Howell H. Howard



/s/ James E. Nielson*               Director
------------------------------
    James E. Nielson



/s/ Donald H. Wiese, Jr.*           Director
------------------------------
    Donald H. Wiese, Jr.



/s/ Spencer L. Youngblood*          Director
------------------------------
    Spencer L. Youngblood



*By: /s/ Steven H. Mikel
     -------------------------
         Steven H. Mikel,
Individually and as Attorney-in-Fact

                               INDEX TO EXHIBITS


Exhibit
  No.    Description
-------  -----------
  5      Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.
 23.1    Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).
 23.2    Consent of Grant Thornton LLP (filed herewith).
 23.3    Consent of Netherland, Sewell & Associates, Inc.
 23.4    Consent of McDaniel & Associates Consultants Ltd.
 24      Powers of Attorney (included on signature page).
 99      Application and Affidavit Pursuant to Rule 437 under the Securities
         Act of 1933 regarding impracticability of obtaining written consent of
         Hedrick and Associates.